Exhibit A(5)(D)

EXPEDIA, INC.

EMPLOYEE FREQUENTLY ASKED QUESTIONS

REGARDING THE TENDER OFFER

What action is Expedia	The company is offering to repurchase up to 30 million
taking?	shares of its common stock at a price per share not less
than $18.50 and not greater than $22.00. The tender
offer commenced on December 11, 2006 and will end,
unless extended, at 5:00 p.m., New York City time, on
January 10, 2007. The company’s obligation to
purchase shares in the tender offer is subject to
conditions described in the tender offer documents.

What will the purchase price	Expedia is offering to repurchase shares through a
for the shares be?	modified “Dutch auction.” This means the purchase
price will be the lowest price at which, based on the
number of shares tendered and the prices specified by
the tendering stockholders, Expedia is able to purchase
30,000,000 shares, or such fewer number of shares as
are properly tendered and not properly withdrawn prior
to the expiration date. The purchase price will not be
greater than $22.00 nor less than $18.50 per share.
Expedia will pay this purchase price in cash, without
interest, for all the shares purchased under the tender
offer, even if some of the shares are tendered at a price
below the purchase price.

Can employees participate in	Employees who are stockholders can participate in the
the tender offer?	tender offer, except for our executive officers who
have advised the company that they do not intend to
participate in the tender offer.

Has Expedia or the Board of	Our Board of Directors has approved the tender offer.
Directors adopted a position	However, neither management nor the Board of
on the tender offer?	Directors has made any recommendation to
stockholders, including employees, as to whether they
should tender or refrain from tendering their shares or
as to the price or prices at which they may choose to
tender their shares. You must make your own decision
as to whether to tender your shares and, if so, how

many shares to tender and the price or prices at which
you choose to tender your shares. In so doing, you
should read carefully the information in the offer to
purchase and in the letter of transmittal, including the
company’s reasons for making the tender offer.
Expedia’s directors and executive officers and Liberty
Media Corporation have advised the company that
they do not intend to tender any shares in the tender
offer.

Why is the Expedia making	Expedia believes that the tender offer is a prudent use
the tender offer?	of its financial resources given its business profile,
capital structure, assets and the current market price of
the shares, and that investing in its own shares is an
attractive use of capital and an efficient means to
provide value to its stockholders. The tender offer
represents the opportunity for Expedia to return cash to
stockholders who elect to tender their shares, while at
the same time increasing non-tendering stockholders’
proportionate interest in Expedia.

Following the tender offer,	Yes. The completion of the tender offer in accordance
will Expedia continue as a	with its terms and conditions will not cause Expedia’s
public company?	shares to cease to be quoted on The Nasdaq Stock
Market or to stop being subject to the periodic
reporting requirements of the Securities Exchange Act
of 1934, as amended.

How do I tender my shares?	The tender offer will expire at 5:00 p.m., New York
City time, on Wednesday, January 10, 2007, unless
Expedia extends the tender offer. All stockholders will
be mailed information beginning on or about
Wednesday, December 13, 2006. Information also can
be obtained by contacting MacKenzie Partners, Inc.,
the company’s information agent, at 1-800-322-2885
(United States and Canada) or +212-929-5500 (all
other countries). If you hold your stock in a brokerage
account you should contact your broker. Participants
in the company’s 401(k) plan who hold stock in
Expedia will receive a communication directly from
Fidelity Investments. If you hold stock both
individually (including through a brokerage account)

and through the company’s 401(k) plan and you decide
to tender shares held in both manners, you will need to
take separate actions as to these shares.

What if I do not want	If you do not wish to participate in the tender offer,
to participate in the tender	you do not need to take any action.
offer?

Can I participate in the	Yes. Participants in the Expedia Retirement Savings
tender offer if I hold shares	Plan (i.e. the 401(k) plan) who hold shares of Expedia
through the Expedia	in their accounts will receive instruction forms which
Retirement Savings Plan?	they may use to direct the trustee for the plan to tender
eligible shares held through their accounts.

How do holders of stock	The tender offer only applies to issued shares of
options for shares participate	Expedia common stock, therefore stock options may
in the tender offer?	not be tendered. However, if you hold vested but
unexercised options, you may exercise such options in
accordance with the terms of the applicable stock
option plans and tender the shares received upon such
exercise in accordance with this tender offer.
Employees should note that an exercise of a stock
option may not be revoked even if (a) the shares
acquired are tendered but are not purchased in the
tender offer or (b) the employee elects to revoke his or
her tender of shares.
An employee who currently holds unvested options
may not exercise those options until they vest and thus
cannot tender the shares in the tender offer unless they
vest before the tender offer expires.

How do holders of warrants	If you hold exercisable warrants for common stock,
participate in the tender	you may exercise such warrants in accordance with the
offer?	terms of the applicable warrant agreement and tender
the shares received upon such exercise in accordance
with this tender offer. You should note that an
exercise of a warrant may not be revoked even if (a)
the shares acquired are tendered but are not purchased
in the tender offer or (b) you elect to revoke your
tender of shares.

Does this affect employee	Shares that have been issued as a result of vesting
Restricted Stock Units?	of Restricted Stock Units and held by an employee are
eligible to participate in the tender offer. The process
for tendering shares is contained in the tender offer
documentation and instructions. Therefore unvested
Restricted Stock Units that remain unvested through
the expiration of the tender offer may not be tendered
and are not affected by the tender offer.

Will I have to pay brokerage	If you are a registered stockholder and you tender your
commissions if I tender my	shares directly to the depositary, you will not incur any
shares?	brokerage commissions. If you hold shares through a
broker or bank, we urge you to consult your broker or
bank to determine whether transaction costs are
applicable.

What are the U.S. federal	Generally, you will be subject to U.S. federal income
income tax consequences if I	taxation when you receive cash from us in exchange
tender my shares?	for the shares you tender. In addition, the receipt of
cash for your tendered shares will be treated either as
(1) consideration received in respect of a sale or
exchange or (2) a distribution from us in respect of our
stock.

Will I have to pay any stock	If you instruct the depositary in the letter of transmittal
transfer tax if I tender my	to make the payment for the shares to the registered
shares?	holder, you will not incur any stock transfer tax.

Whom can I talk to if I have	The information agent can help answer your questions.
questions?	The information agent is MacKenzie Partners, Inc.
You can call MacKenzie Partners, Inc. at 1-800-322-
2885 in the United States and Canada, and +212-929-
5500 for all other countries.

This Q&A is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock. The solicitation and offer to buy the company’s common stock will only be made pursuant to the Offer to Purchase and related materials that the company sends to its stockholders.
Stockholders should read those materials carefully because they contain important information, including the various terms and conditions of the tender offer. Stockholders may obtain copies of the Offer to
Purchase, related materials filed by the company as part of the statement on Schedule “TO” and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge. Stockholders and investors may also obtain a copy of these documents, as well as any other documents the company has filed with the Securities and Exchange Commission, without charge, from the company or at the Investor Relations section of the company’s website: www.expediainc.com/ir. Stockholders are urged to carefully read these materials prior to making any decision with respect to the offer. Stockholders and investors who have questions or need assistance may call MacKenzie Partners, Inc. at 1-800-322-2885 in the United States and Canada, and +212-929-5500 for all other countries.